Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF KAIVAL BRANDS INNOVATIONS GROUP, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of Kaival Brands Innovations Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted resolutions by unanimous written consent to action in accordance with Section 141(f) of the DCGL on December 11, 2023 and January 9, 2024 proposing and declaring advisable an amendment to the Certificate of Incorporation, as amended (the “Certificate”) of said Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) at a ratio ranging between 1-to-2 and 1-to-30, with the exact ratio to be determined by the Board, in its sole discretion (the “Reverse Split”) (provided that it is effected by December 11, 2024, the one year anniversary of the Voting Stockholders’ approval of the Reverse Split).

SECOND: That upon the effectiveness of this Certificate of Amendment (the “Split Effective Time”) each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each twenty-one (21) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders’ old stock certificate. No stockholders will receive cash in lieu of fractional shares.

THIRD: That upon this Certificate of Amendment becoming effective, Paragraph 6 of the Certificate is amended by adding thereunder a new paragraph at the end of such Paragraph, which states as follows:

“(a) Reverse Stock Split. Upon effectiveness of a Certificate of Amendment effectuating the same (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Split Effective Time shall be automatically changed and reclassified into a smaller number of shares such that each twenty-one (21) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders’ old stock certificate. No stockholders will receive cash in lieu of fractional shares.

FOURTH: That in lieu of a meeting and vote of the stockholders of the Corporation, the holder of in excess of fifty percent (50%) of the outstanding Common Stock has acted by written consent to approve said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

FIFTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

SIXTH: The aforesaid amendment shall be effective as of 8:00 am Eastern Standard Time on January 22, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 22nd day of January, 2024.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	/s/ Barry M. Hopkins
Name: Barry M. Hopkins
Title: Executive Chairman and Interim Chief Executive Officer and President